Exhibit 10.1

DESCRIPTION OF 2018 CASH BONUS PLAN
On February 16, 2018, the Compensation Committee (the "Committee") of the Board of Directors of Covenant Transportation Group, Inc., a Nevada corporation (the "Company"), approved performance-based bonus opportunities for the Company's senior management group (the "2018 Bonus Program") under the Company's 2006 Omnibus Incentive Plan, as amended (the "Plan").  As set forth in the Plan, the Committee may choose from a range of defined performance measures.

Under the 2018 Bonus Program, and consistent with the objectives of the Plan, certain employees, including the Company's named executive officers, may receive annual cash bonuses upon satisfaction of 2018 consolidated adjusted earnings per share targets (and, for Sam Hough and Paul Newbourne, the satisfaction of 2018 operating income and operating ratio targets established for Covenant Transport, Inc. ("CTI") and Covenant Transport Solutions, LLC ("Solutions"), respectively) (collectively, the "2018 Performance Targets").  Each applicable 2018 Performance Target corresponds to a percentage bonus opportunity for the employee that is multiplied by the employee's 2018 year-end annualized base salary to determine the employee's bonus.  Pursuant to the 2018 Program, in 2018 the Company's named executive officers are eligible to receive performance-based bonuses as follows: (i) David Parker may receive between 17.5% and 140.0% of his 2018 year-end annualized base salary depending on the level of 2018 Performance Targets that is achieved, if any, (ii) Joey Hogan may receive between 16.25% and 130.0% of his 2018 year-end annualized salary depending on the level of 2018 Performance Targets that is achieved, if any, (iii) Richard Cribbs may receive between 12.5% and 100.0% of his 2018 year-end annualized base salary depending on the level of 2018 Performance Targets that is achieved, if any, (iv) Sam Hough may receive between 6.25% and 50.0% of his 2018 year-end annualized base salary depending on the level of 2018 Performance Targets that is achieved, if any, and between 6.25% and 50.0% of his 2018 year-end annualized salary depending on the Performance Targets achieved for CTI, if any, and (v) Paul Newbourne may receive between 6.25% and 50.0% of his 2018 year-end annualized base salary depending on the level of 2018 Performance Targets that is achieved, if any, and between 25.0% and 50.0% of his 2018 year-end annualized salary depending on the Performance Targets achieved for Solutions, excluding its Transport Financial Solutions or “TFS” business line, if any.  The performance bonuses based upon 2018 Performance Targets are subject to a 10.0% upward or downward adjustment depending on year-over-year net income margin percent improvement/decline of the Company compared to five peer companies. The peer companies for 2018 are: Marten Transport, Ltd., PAM Transportation Services, Inc., Schneider National, Inc., USA Truck, Inc., and Werner Enterprises, Inc.

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